Exhibit 99.2

Capitalworks Emerging Markets Acquisition Corp Announces Closing of $230 Million Initial Public Offering, Including Full Exercise of the Underwriters’ Over-Allotment Option

New York, NY / December 3, 2021 / Capitalworks Emerging Markets Acquisition Corp (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, which includes the full exercise of the underwriters’ option to purchase an additional 3,000,000 units from the Company. The units began trading on The Nasdaq Global Market (“Nasdaq”) on December 1, 2021, under the ticker symbol “CMCAU”.

Each unit issued in the offering consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units commence separate trading, the Class A ordinary shares and redeemable warrants are expected to be respectively listed on Nasdaq under the symbols “CMCA” and “CMCAW”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Barclays was the sole book-running manager for the offering.

A registration statement relating to the securities became effective on November 30, 2021. The offering was made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, by email: Barclaysprospectus@broadridge.com, or by telephone: (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capitalworks Emerging Markets Acquisition Corp

Capitalworks Emerging Markets Acquisition Corp is a newly organized blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or geographic region, it intends to focus on high-growth companies operating in select emerging markets, with the ability to replicate their business models sustainably across other emerging markets or translate their products, services or technologies to developed markets.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Capitalworks Contact

Cody Slach, Alex Thompson
Gateway IR
(949) 574-3860
CMCA@gatewayir.com

SOURCE: Capitalworks Emerging Markets Acquisition Corp